Exhibit 99.1

News Release
CONTACTS:	Jeff Richardson (Investors)	FOR IMMEDIATE RELEASE
	(513) 534-0983	July 22, 2008
Jim Eglseder (Investors)
(513) 534-8424
Debra DeCourcy, APR (Media)
(513) 534-4153

FIFTH THIRD BANCORP REPORTS SECOND QUARTER 2008 EARNINGS.

FAVORABLE CORE TRENDS CONTINUE, MORE THAN

OFFSET BY HIGHER CREDIT COSTS AND LEVERAGED LEASE CHARGE.

•	Loss per share of $0.37 driven by $0.42 charge related to tax treatment of leveraged leases

•	Pre-tax, pre-provision earnings were $602 million; $745 million excluding leveraged lease and merger expense impact, up 16 percent from a year ago

•	Noninterest income increased 8 percent from the second quarter of 2007

•	Payments processing income growth of 15 percent

•	Deposit service revenue up 12 percent

•	Corporate banking income growth of 26 percent

•	Mortgage banking revenue up 108 percent

•	Net interest income is flat versus the second quarter of 2007; up 17 percent excluding leveraged lease litigation charges

•	Average loans up 11 percent and transaction deposits up 6 percent

•	Second quarter issuance of $1.1 billion in convertible preferred securities

•	Total capital ratio of 12.15 percent

•	Tier 1 capital ratio of 8.51 percent

•	Tangible equity ratio of 6.37 percent

Earnings Highlights

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Net income (in millions)	($202)	$286	$16	$325	$376	NM	NM
Common Share Data
Earnings per share, basic	(0.37)	0.54	0.03	0.61	0.69	NM	NM
Earnings per share, diluted	(0.37)	0.54	0.03	0.61	0.69	NM	NM
Cash dividends per common share	0.15	0.44	0.44	0.42	0.42	(66%)	(64%)
Financial Ratios
Return on average assets	(0.73%)	1.03%	0.06%	1.26%	1.49%	NM	NM
Return on average equity	(8.4)	12.3	0.7	13.8	15.7	NM	NM
Tier I capital	8.51	7.72	7.72	8.46	8.13	10%	5%
Net interest margin (a)	3.04	3.41	3.29	3.34	3.37	(11%)	(10%)
Efficiency (a)	58.6	42.3	72.6	59.2	54.1	39%	8%
Common shares outstanding (in thousands)	577,530	532,106	532,672	532,627	535,697	9%	8%
Average common shares outstanding
(in thousands):
Basic	540,030	528,498	529,120	530,123	540,264	2%	—
Diluted	540,030	530,372	530,939	532,471	543,228	2%	(1%)

(a)	Presented on a fully taxable equivalent basis

NM:	not meaningful

Fifth Third Bancorp (Nasdaq: FITB) today reported a second quarter 2008 net loss of $202 million, or $0.37 per diluted share, compared with earnings of $286 million, or $0.54 per diluted share, in the first quarter of 2008 and $376 million, or $0.69 per diluted share, for the same period in 2007.

Reported results included charges related to leveraged leases totaling $0.42 per share. In our 8-K filed on June 18, 2008, and previous filings, we noted that this charge was possible. Reported results included a charge of approximately $130 million pre-tax, or $0.16 per share after-tax, to reflect a projected change in the timing of tax benefits pursuant to FSP FAS 13-2, and an increase to tax expense of approximately $140 million, or $0.26 per share both pre-tax and after-tax, required for interest related to previous tax years pursuant to FIN 48. The actual charge in total was modestly lower than we previously estimated was possible if we determined a charge was necessary. Based on recent court decisions related to leveraged leases and current uncertainty regarding the outcome of our own case, we have concluded that previously recognized benefits from the transactions must be remeasured as required by FIN 48. We believe this charge addresses the remaining downside risk we have related to leveraged leases should there be a negative outcome in our case. We continue to believe that our tax treatment was proper under the tax law as it existed at the time the tax benefits were reported and that the facts in our case are different than other cases decided and support our position. Accordingly, we will continue to defend our leases in the courts. Additional discussion regarding this issue can be found later in this release. Reported results also included $13 million pre-tax, or $0.02 per share after-tax, in acquisition-related expenses.

On June 18, after evaluating a variety of potential credit scenarios through 2009, Fifth Third raised the Tier 1 capital ratio target range to 8 - 9 percent and issued $1.1 billion of additional capital in the form of convertible preferred securities. Additionally, given the outlook for a continued negative credit environment, the common dividend was reduced to conserve capital in current and future periods. The combination of those actions raised the Tier 1 ratio to 8.51%, the middle of the revised target range as of June 30, 2008.

“The capital actions we announced in June, combined with our expected strong core earnings growth and the anticipated sale of non-core businesses, significantly strengthens our capital position. We believe we have the capacity to withstand provision expense and losses in excess of stress scenarios we evaluated, creating a significant capital cushion to withstand unexpected developments. These actions reflect our commitment to protect the health and strength of the Bank, now and in the future,” said Kevin T. Kabat, Chairman and CEO of Fifth Third Bancorp.

“While we were disappointed in our overall results for the second quarter, which included a charge related to leveraged leases, they were largely in line with our expectations last month. Absent unexpected events, we anticipate returning to profitability in the third quarter.

“Non-performing assets and net charge-offs continued to increase reflecting weakening economic conditions. Deteriorating credit trends remain disproportionately attributable to commercial and residential real estate loans, particularly in Florida and Michigan, and we continue to be very active in taking steps to address these issues that we and the industry are facing.

“Based on the decisive action we’ve taken, we believe we have the capacity to absorb future losses in excess of what we’ve modeled and are well-positioned relative to our peers. Throughout this economic downturn, we’ve maintained our focus on our long-term goals and objectives, and we continue to make investments in our businesses and execute on our strategic plans. As this quarter shows, we continued to produce strong operating results and we remain committed to posting bottom-line results that outperform the industry once this cycle turns.”

Income Statement Highlights

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Condensed Statements of Income ($ in millions)
Net interest income (taxable equivalent)	$744	$826	$785	$760	$745	(10%)	—
Provision for loan and lease losses	719	544	284	139	121	32%	492%
Total noninterest income	722	864	509	681	669	(16%)	8%
Total noninterest expense	858	715	940	853	765	20%	12%

Income before income taxes (taxable equivalent)	(111)	431	70	449	528	NM	NM

Taxable equivalent adjustment	6	6	6	6	6	—	—
Applicable income taxes	85	139	48	118	146	(39%)	(42%)

Net income (loss) available to common shareholders (a)	(202)	286	16	325	375	NM	NM

Earnings per share, diluted	($0.37)	$0.54	$0.03	$0.61	$0.69	NM	NM

(a) Dividends on preferred stock are $.185 million for all quarters presented

NM: not meaningful

Net Interest Income

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Interest Income ($ in millions)
Total interest income (taxable equivalent)	$1,213	$1,453	$1,556	$1,535	$1,495	(17%)	(19%)
Total interest expense	469	627	771	775	750	(25%)	(37%)

Net interest income (taxable equivalent)	$744	$826	$785	$760	$745	(10%)	—

Average Yield
Yield on interest-earning assets	4.95%	5.99%	6.52%	6.73%	6.75%	(17%)	(27%)
Yield on interest-bearing liabilities	2.23%	2.99%	3.78%	4.04%	4.08%	(25%)	(45%)

Net interest rate spread (taxable equivalent)	2.72%	3.00%	2.74%	2.69%	2.67%	(9%)	2%

Net interest margin (taxable equivalent)	3.04%	3.41%	3.29%	3.34%	3.37%	(11%)	(10%)
Average Balances ($ in millions)
Loans and leases, including held for sale	$112,098	$111,291	$107,727	$102,131	$100,767	1%	11%
Total securities and other short-term investments	53,763	53,458	51,967	50,922	50,932	1%	6%
Total interest-bearing liabilities	84,417	84,353	80,977	76,070	73,735	—	14%
Shareholders’ equity	9,629	9,379	9,446	9,324	9,599	3%	—

Net interest income of $744 million on a taxable equivalent basis declined $82 million from the first quarter of 2008 largely due to the recalculation of cash flows on certain leveraged lease transactions that reduced net interest income by approximately $130 million. Excluding this charge, net interest income increased by $48 million, or 6 percent, from the previous quarter. Net interest income benefited from lower funding costs on core deposits and wholesale borrowings, a steeper yield curve and lower balances in higher priced consumer certificates of deposit (CD). This more than offset the effect of lower asset yields, the issuance of additional wholesale funding and higher loan interest reversals and nonaccrual balances in the quarter. Net interest income included the benefit of $31 million in accretion and amortization of fair value purchase accounting adjustments related to First Charter Corporation (First Charter). It is expected that net interest income will continue to benefit from this effect in coming quarters. The reported net interest margin was 3.04 percent, down 37 bps from the first quarter of 2008. Excluding the impact of the leveraged lease litigation, net interest margin was 3.57 percent, a 16 bp increase from the previous quarter. The accretion and amortization of First Charter purchase accounting adjustments provided a 13 bp benefit to the net interest margin, with the additional improvement due to lower core deposit and wholesale funding costs.

Compared with the second quarter of 2007, net interest income was flat and net interest margin declined 33 bps from 3.37 percent due to the impact of the charge related to our leveraged lease litigation. Excluding the impact of the leveraged lease litigation charges, net interest income increased by $129 million, or 17 percent, from the same period in 2007, and net interest margin expanded 20 bps. The increase in net interest income reflected average earning asset growth of 11 percent and 25 bps of widening in the net interest rate spread.

Average Loans

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Average Portfolio Loans and Leases ($ in millions)
Commercial:
Commercial loans	$28,299	$25,367	$23,650	$22,183	$21,584	12%	31%
Commercial mortgage	12,590	12,016	11,497	11,041	11,008	5%	14%
Commercial construction	5,700	5,577	5,544	5,499	5,595	2%	2%
Commercial leases	3,747	3,723	3,692	3,698	3,673	1%	2%

Subtotal - commercial loans and leases	50,336	46,683	44,383	42,421	41,860	8%	20%

Consumer:
Residential mortgage loans	9,922	10,395	9,943	8,765	8,490	(5%)	17%
Home equity	12,012	11,846	11,843	11,752	11,881	1%	1%
Automobile loans	8,439	9,278	9,445	10,853	10,552	(9%)	(20%)
Credit card	1,703	1,660	1,461	1,366	1,248	3%	36%
Other consumer loans and leases	1,125	1,083	1,099	1,138	1,174	4%	(4%)

Subtotal - consumer loans and leases	33,201	34,262	33,791	33,874	33,345	(3%)	—

Total average loans and leases (excluding held for sale)	$83,537	$80,945	$78,174	$76,295	$75,205	3%	11%
Average loans held for sale	1,676	3,967	3,998	1,950	1,843	(58%)	(9%)

Average portfolio loan and lease balances grew 3 percent sequentially and 11 percent from the second quarter of 2007 with approximately 1 percent of the sequential growth and 3 percent of the year-over-year growth attributable to acquisitions. Average commercial loans and leases grew 8 percent sequentially and 20 percent compared with the previous year. Growth was primarily driven by commercial and industrial (C&I) lending, up 12 percent sequentially and 31 percent versus a year ago, reflecting solid production across most of our footprint and the effect of acquisitions while approximately $1.0 billion, or 4 percent, of sequential growth in C&I loans was due to commercial loans held for sale reclassified to portfolio loans during the quarter. Compared with last quarter, commercial mortgage balances increased $574 million and commercial construction balances grew by $123 million. The acquisition of First Charter contributed $179 million and $114 million, respectively. Consumer loan and lease balances declined 3 percent sequentially and were flat from the second quarter of 2007. Excluding balances from acquisitions, average consumer loans were down 4 percent sequentially and 5 percent year-over-year. Sequentially, growth in home equity and credit card loans was more than offset by declines in auto, primarily due to first quarter of 2008 sales and securitizations, and residential mortgage loans. On a year-over-year basis, growth in credit card and residential mortgage loans offset a decline in auto loans. Almost all of the year-over-year growth in residential mortgage loan balances was due to the fourth quarter of 2007 acquisition of R-G Crown. In the first quarter of 2008, the Bancorp securitized and sold $2.7 billion in auto loans. During the second quarter of 2008, the Bancorp sold approximately $523 million of residential mortgage portfolio loans.

Average Deposits

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Average Deposits ($ in millions)
Demand deposits	$14,023	$13,208	$13,345	$13,143	$13,370	6%	5%
Interest checking	14,396	14,836	14,394	14,334	15,061	(3%)	(4%)
Savings	16,583	16,075	15,616	15,390	14,620	3%	13%
Money market	6,592	6,896	6,363	6,247	6,244	(4%)	6%
Foreign office (a)	2,169	2,443	2,249	1,808	1,637	(11%)	33%

Subtotal - Transaction deposits	53,763	53,458	51,967	50,922	50,932	1%	6%

Other time	9,517	10,884	11,011	10,290	10,780	(13%)	(12%)

Subtotal - Core deposits	63,280	64,342	62,978	61,212	61,712	(2%)	3%

Certificates - $100,000 and over	8,143	5,835	6,613	6,062	6,511	40%	25%
Other foreign office	2,948	3,861	2,464	1,981	732	(24%)	303%

Total deposits	$74,371	$74,038	$72,055	$69,255	$68,955	—	8%

(a)	Includes commercial customer Eurodollar sweep balances for which the Bancorp pays rates comparable to other commercial deposit accounts.

Average core deposits were down 2 percent sequentially and up 3 percent from the second quarter of 2007. Excluding acquisitions, core deposits declined 3 percent for the quarter and were relatively unchanged from the previous year. Transaction deposits (excluding consumer time deposits) grew 1 percent from the first quarter and 6 percent from a year ago. The sequential growth and 2 percent of the year-over-year growth were attributable to acquisitions. The decline in core deposits compared to the first quarter of 2008 was driven by lower foreign office commercial sweep deposits, interest checking, money market and consumer CD balances which more than offset growth in demand deposit account (DDA) and savings balances. On a year-over-year basis, growth in DDA, savings, money market and foreign office deposits balances more than offset lower interest checking and consumer CD balances. The decline in consumer CD balances in the second quarter of 2008 reflected unusually high competitor pricing in many of our markets and our determination that such pricing was not reflective of the value of these deposits.

Retail core deposits decreased 1 percent sequentially and were relatively unchanged from the second quarter of 2007. Comparisons for both periods reflect an increase in net new accounts offset by lower average account balances. Commercial core deposits decreased 3 percent sequentially and increased 7 percent year-over-year.

The $2.3 billion sequential increase in jumbo CDs resulted from actions taken early in the second quarter to extend the average duration of wholesale borrowings to reduce exposure to high levels of market volatility.

Noninterest Income

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Noninterest Income ($ in millions)
Electronic payment processing revenue	$235	$213	$223	$212	$205	10%	15%
Service charges on deposits	159	147	160	151	142	8%	12%
Investment advisory revenue	92	93	94	95	97	(1%)	(5%)
Corporate banking revenue	111	107	106	91	88	3%	26%
Mortgage banking net revenue	86	97	26	26	41	(11%)	108%
Other noninterest income	49	177	(113)	93	96	(72%)	(49%)
Securities gains (losses), net	(10)	27	7	13	—	NM	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	3	6	—	—	(100%)	NM

Total noninterest income	$722	$864	$509	$681	$669	(16%)	8%

Noninterest income of $722 million declined $142 million sequentially and increased $53 million, or 8 percent, from a year ago. First quarter of 2008 results included a $273 million gain resulting from the Visa IPO, partially offset by a $152 million pre-tax charge to reduce the cash surrender value of one of our Bank-Owned Life Insurance (BOLI) policies. Excluding the impact of Visa and BOLI in the first quarter and net securities gains/losses in both the first and second quarters of 2008, noninterest income increased $18 million, or 3 percent, from the previous quarter. Year-over-year growth in noninterest income of 8 percent was driven by strong growth in payments processing revenue, deposit fees, corporate banking revenue and mortgage banking revenue.

Electronic payment processing (EPP) revenue of $235 million increased 10 percent sequentially and 15 percent from a year ago driven by continued strong merchant processing results, up 16 percent. Card issuer interchange revenue increased 20 percent from the previous year, driven by higher debit and credit card usage and an increase in the average dollar amount per debit card transaction. Financial institutions revenue grew 10 percent from the second quarter of 2007.

Service charges on deposits of $159 million increased 8 percent sequentially and 12 percent compared with the same quarter last year. Retail service charges increased 12 percent from the first quarter and 7 percent from the second quarter of 2007. Both sequential and year-over-year comparisons reflect strong growth in net new accounts and higher deposits fees. Commercial service charges increased 4 percent sequentially and 19 percent compared with last year. This growth primarily reflects the effect of lower market interest rates, as reduced earnings credit rates paid to customers have resulted in higher realized net use of services fees to pay for treasury management services.

Corporate banking revenue of $111 million increased 3 percent sequentially and 26 percent year-over-year. Revenue growth for both periods was driven by broad-based strength, with particularly strong growth in foreign exchange revenue, up 10 percent sequentially and 79 percent from the same period in 2007, institutional sales revenue, up 4 percent sequentially and 35 percent year-over-year, and business lending fees, up 8 percent sequentially and 23 percent from the second quarter of 2007. Strong results continue to be driven by more volatile markets and increased penetration of the Company’s middle market customer base.

Investment advisory revenue of $92 million was down 1 percent sequentially and 5 percent from the second quarter of 2007. Institutional trust revenue decreased 1 percent sequentially and 6 percent year-over-year largely due to market value declines. Mutual fund fees were up 1 percent sequentially and down 10 percent year-over-year resulting from market volatility. Brokerage fee revenue was up 1 percent sequentially and down 12 percent from the second quarter of 2007 reflecting the continued shift in assets from equity products to money market funds and a decline in transaction-based revenues.

Mortgage banking net revenue totaled $86 million in the second quarter of 2008, an $11 million decline from strong first quarter results and a $45 million increase from the second quarter of 2007. Second quarter originations were $3.3 billion, a decline of 17 percent from the previous quarter, due to rising interest rates and lower commensurate application volumes and originations in the latter half of the quarter. Second quarter originations resulted in gains on the sale of mortgages of $79 million compared to gains of $93 million during the previous quarter and $25 million during the same period in 2007. Revenue for the second quarter included $9 million related to gains on the sale of portfolio loans compared with $11 million in the previous quarter and $2 million in the second quarter of 2007. The first quarter of 2008 adoption of FAS 159 for mortgage banking contributed $17 million of the year-over-year increase in mortgage banking revenue and additional origination costs recorded in other noninterest expense. Net servicing revenue, before mortgage servicing rights (MSR) valuation adjustments, totaled $11 million in the second quarter, compared with $8 million last quarter and $13 million a year ago. MSR valuation adjustments, including mark-to-market related adjustments on free-standing derivatives, represented a net loss of $4 million in the second quarter of 2008, compared with a net loss of $3 million last quarter and a net gain of $3 million a year ago. The mortgage-servicing asset, net of valuation reserve, was $697 million at quarter end on a servicing portfolio of $38.7 billion.

Net losses on investment securities were $10 million in the second quarter of 2008 compared with net gains of $27 million last quarter.

Other noninterest income totaled $49 million in the second quarter of 2008 compared with $177 million last quarter and $96 million in the second quarter of 2007. Second quarter 2007 results included a $16 million gain on the sale of non-strategic credit card accounts. Last quarter’s results included a $273 million gain resulting from the Visa IPO, a charge of $152 million related to the decrease in the cash surrender value of one of the Bancorp’s BOLI policies, $26 million in hedge and other losses associated with the sale of auto loans and $15 million in gains on sale from auto securitization transactions. The year-over-year decline in other noninterest income was driven by approximately $20 million in write-downs on other real estate owned (OREO) properties in the second quarter of 2008 as well as the credit card gain a year ago.

Noninterest Expense

	For the Three Months Ended					% Change
	June 2008	March 2008	December 2007	September 2007	June 2007	Seq	Yr/Yr
Noninterest Expense ($ in millions)
Salaries, wages and incentives	$331	$347	$328	$310	$309	(5%)	7%
Employee benefits	60	85	56	67	68	(29%)	(11%)
Payment processing expense	67	66	68	65	59	2%	14%
Net occupancy expense	73	72	70	66	68	2%	8%
Technology and communications	49	47	47	41	41	3%	18%
Equipment expense	31	31	32	30	31	—	—
Other noninterest expense	247	67	339	274	189	269%	31%

Total noninterest expense	$858	$715	$940	$853	$765	20%	12%

Noninterest expense of $858 million increased by $143 million sequentially and $93 million from a year ago. Second quarter results included $13 million in acquisition-related expenses as a result of the First Charter and First Horizon acquisitions during the quarter. First quarter results included the reversal of $152 million in Visa litigation reserves, $9 million in severance-related costs, $7 million in acquisition-related expenses due to the acquisition of R-G Crown and $18 million of seasonally higher FICA and unemployment expenses. Excluding the aforementioned items, noninterest expense increased $12 million, or 1 percent, from the first quarter of 2008. Expense growth was primarily related to volume-related processing and technology investment expense. The increase in noninterest expense compared with the second quarter of 2007 was driven by higher costs due to acquisitions, increased loan and lease processing costs as a result of collections activities, increased provision for unfunded commitments, as well as increased franchise and other taxes as a result of the impact of the favorable settlement of certain tax audits in the second quarter of 2007. Additionally, $8 million of the year-over-year increase in other noninterest expense was related to increased FDIC insurance expense which previously was offset by prior insurance premium credits.

Credit Quality

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Total net losses charged off ($ in millions)
Commercial loans	($107)	($36)	($48)	($23)	($24)
Commercial mortgage loans	(21)	(33)	(15)	(8)	(16)
Commercial construction loans	(49)	(72)	(12)	(5)	(7)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(63)	(34)	(18)	(9)	(9)
Home equity	(54)	(41)	(32)	(27)	(20)
Automobile loans	(26)	(35)	(30)	(25)	(15)
Credit card	(21)	(20)	(15)	(13)	(10)
Other consumer loans and leases	(3)	(5)	(4)	(5)	(1)

Total net losses charged off	(344)	(276)	(174)	(115)	(102)
Total losses	(365)	(293)	(193)	(127)	(124)
Total recoveries	21	17	19	12	22

Total net losses charged off	($344)	($276)	($174)	($115)	($102)
Ratios
Net losses charged off as a percent of average loans and leases (excluding held for sale)	1.66%	1.37%	0.89%	0.60%	0.55%
Commercial	1.41%	1.21%	0.66%	0.33%	0.44%
Consumer	2.04%	1.58%	1.18%	0.93%	0.68%

Net charge-offs as a percentage of average loans and leases were 166 bps in the second quarter, compared with 137 bps in the first quarter of 2008 and 55 bps in the second quarter of 2007. Loss experience continues to be concentrated in Michigan and Florida and primarily related to consumer residential real estate loans as well as commercial loans to residential real estate builders and developers. Michigan and Florida represented approximately 44 percent of total second quarter net charge-offs. Residential real estate losses were 34 percent of total net charge-offs. Losses on loans to residential real estate builders and developers represent 10 percent of total losses.

Consumer net charge-offs of $167 million, or 204 bps, grew $32 million from the first quarter of 2008, driven primarily by losses in the residential real estate portfolio. Net charge-offs in Michigan and Florida represented 48 percent of consumer losses in the second quarter, in line with results from the first quarter of 2008. Home equity net charge-offs of $54 million increased $13 million compared with last quarter, primarily due to increased losses on brokered home equity loans reflecting borrower stress and lower home price valuations. Originations of these brokered loans was discontinued last year. Net losses on brokered home equity loans were $28 million, or 51 percent, of second quarter home equity losses. Brokered home equity loans represented $2.4 billion, or 20 percent, of the total home equity portfolio of $12.4 billion. Michigan and Florida represented 42 percent of second quarter home equity losses. Net charge-offs within the residential mortgage portfolio were $63 million, an increase of $29 million, primarily a result of declining property values on loans in foreclosure, with losses in Michigan and Florida representing 72 percent of losses in the second quarter. Net charge-offs in the auto portfolio declined by $9 million from the first quarter to $26 million. Net charge-offs on consumer credit card loans were $21 million, up $1 million from the first quarter. During the quarter, we adjusted our credit card charge-off policy related to bankruptcies to conform with industry standards and to increase the likelihood of recoveries and customer affirmation of Fifth Third in bankruptcy proceedings. Credit card charge-offs would have been $4 million higher absent this change.

Commercial net charge-offs of $177 million, or 141 bps, increased $36 million compared with the first quarter of 2008. Losses related to residential real estate builders and developers represented $34 million, or 19 percent, of commercial net charge-offs. Commercial construction net charge-offs decreased to $49 million from $72 million the previous quarter driven by lower losses in Michigan. Michigan and Florida accounted for 61 percent of these losses in the second quarter. Commercial mortgage net charge-offs decreased to $21 million, down $12 million from the first quarter of 2008. Michigan and Florida accounted for 58 percent of

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Allowance for Credit Losses ($ in millions)
Allowance for loan and lease losses, beginning	$1,205	$937	$827	$803	$784
Total net losses charged off	(344)	(276)	(174)	(115)	(102)
Provision for loan and lease losses	719	544	284	139	121

Allowance for loan and lease losses, ending	1,580	1,205	937	827	803
Reserve for unfunded commitments, beginning	103	95	79	77	79
Provision for unfunded commitments	12	8	13	2	(2)
Acquisitions	—	—	3	—	—

Reserve for unfunded commitments, ending	115	103	95	79	77
Components of allowance for credit losses:
Allowance for loan and lease losses	1,580	1,205	937	827	803
Reserve for unfunded commitments	115	103	95	79	77

Total allowance for credit losses	$1,695	$1,308	$1,032	$906	$880
Ratio
Allowance for loan and lease losses as a percent of loans and leases	1.85%	1.49%	1.17%	1.08%	1.06%

these losses. Net charge-offs in the C&I portfolio were $107 million, up $71 million from the first quarter of 2008. This increase was driven by a $23 million charge-off in Illinois as well as particular weakness among businesses associated with residential construction activities.

Provision for loan and lease losses totaled $719 million in the second quarter of 2008, exceeding net charge-offs by $375 million. The increase in the provision for loan and lease losses and allowance for loan and lease losses was largely driven by higher inherent losses resulting from deterioration in residential real estate collateral values, particularly in the residential homebuilder and developer portfolios and consumer residential real estate portfolios, and negative trends in nonperforming and other criticized assets.

The allowance for loan and lease losses represented 1.85 percent of total loans and leases outstanding as of quarter end, compared with 1.49 percent last quarter and 1.06 percent in the same quarter last year.

	As of
	June 2008	March 2008	December 2007	September 2007	June 2007
Nonperforming Assets and Delinquency ($ in millions)
Commercial loans	$407	$300	$175	$175	$136
Commercial mortgage	524	312	243	146	113
Commercial construction	537	408	249	105	65
Commercial leases	18	11	5	5	4
Residential mortgage (a)	329	211	121	74	40
Home equity (b)	151	128	91	61	45
Automobile	7	5	3	3	3
Credit card (c)	15	13	5	—	—
Other consumer loans and leases	—	—	1	—	—

Total nonaccrual loans and leases	$1,988	$1,388	893	569	406
Repossessed personal property	22	22	21	19	17
Other real estate owned (d)	188	182	150	118	105

Total nonperforming assets	$2,198	$1,592	$1,064	$706	$528

Total loans and leases 90 days past due	$605	$539	$491	$360	$302
Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	2.56%	1.96%	1.32%	0.92%	0.70%

a)	Nonaccrual loans include debt restructuring balances of $187 as of 06/30/08, $73 million as of 03/31/08, $29 million as of 12/31/07, $6 million as of 09/30/07 and $2 million as of 06/30/07.

b)	Nonaccrual loans include debt restructuring balances of $116 as of 06/30/08, $86 million as of 03/31/08, $46 million as of 12/31/07, and $16 million as of 09/30/07

c)	All nonaccrual credit card balances are the result of debt restructurings.

d)	Excludes government insured advances.

Nonperforming assets (NPAs) at quarter end were $2.2 billion, or 2.56 percent of total loans and leases and OREO, up from 1.96 percent last quarter and 0.70 percent in the second quarter a year ago. Sequential growth in NPAs was $606 million, or 38 percent, down from 50 percent growth in the first quarter. Second quarter growth was driven by increases related to residential real estate builders and developers in the commercial portfolio and restructurings of mortgage and home equity loans in the consumer portfolio.

Commercial NPAs of $1.5 billion, or 2.93 percent, grew $465 million, or 44 percent, in the second quarter of 2008. Commercial NPA growth was primarily driven by continued deterioration in the commercial construction and commercial mortgage portfolios, particularly in Michigan and Florida. NPAs in the C&I portfolio of $414 million, increased $109 million, from the previous quarter, driven by a $20 million increase in residential homebuilder and developer NPAs and weakness among customers associated with residential construction activities. Commercial construction NPAs were $552 million, an increase of $133 million from the first quarter of 2008. Commercial mortgage NPAs were $540 million, a sequential increase of $216 million. Commercial real estate loans in Michigan and Florida represented 42 percent of our total commercial real estate portfolio. Increases in NPAs in these states represented 74 percent of commercial real estate NPA growth and these regions accounted for 68 percent of total commercial real estate NPAs. Residential real estate builders and developers represented approximately $547 million in commercial NPAs and increased $239 million from the first quarter of 2008, accounting for approximately half of the increase in total commercial NPAs.

Consumer NPAs of $674 million, or 2.00 percent, increased $141 million, or 26 percent, in the second quarter of 2008. Of the growth, $136 million was experienced in residential real estate portfolios. Residential mortgage NPAs increased $115 million to $448 million. Of residential mortgage NPAs, $12 million were in residential construction loans (of which $7 million was OREO). Home equity NPAs increased $21 million to $183 million. OREO represented $119 million of total residential mortgage NPAs and $32 million in total home equity NPAs. Residential real estate loans in Michigan and Florida represented 64 percent of the growth in residential real estate NPAs, 59 percent of total residential real estate NPAs, and 36 percent of total residential real estate loans. Included within consumer NPAs, primarily in residential real estate loans, were $318 million in troubled debt restructurings, including $146 million restructured in the second quarter of 2008. These debt restructurings assist qualifying borrowers in creating workable payment plans to enable them to remain in their homes.

Loans still accruing over 90 days past due were $605 million, up $67 million or 12 percent, from the first quarter of 2008. Consumer 90 days past due balances increased 10 percent from the previous quarter and commercial 90 days past due balances increased 15 percent. Growth in commercial and consumer 90 days past dues was generally concentrated in commercial real estate and residential mortgages.

Capital Position/Other

	For the Three Months Ended
	June 2008 (a)	March 2008	December 2007	September 2007	June 2007
Capital Position
Average shareholders’ equity to average assets	8.59%	8.43%	8.77%	9.13%	9.53%
Tangible equity	6.37%	6.19%	6.14%	7.00%	7.18%
Tangible common equity	5.40%	6.19%	6.14%	6.99%	7.17%
Regulatory capital ratios:
Tier I capital	8.51%	7.72%	7.72%	8.46%	8.13%
Total risk-based capital	12.15%	11.34%	10.16%	10.87%	10.54%
Tier I leverage	9.08%	8.28%	8.50%	9.23%	8.76%

(a)	Current period regulatory capital data and ratios are estimated

During the second quarter, we issued $400 million in trust-preferred securities and $750 million of five-year senior notes. On June 18, 2008, we announced a plan to raise our target for the Tier 1 capital ratio to 8-9%. In conjunction with this plan, we issued $1.1 billion in convertible preferred securities which raised our Tier 1 ratio to the middle of our target range, We also announced a reduction in our quarterly dividend to $0.15 per share from the prior $0.44 level, which conserves approximately $1.2 billion of common equity by the end of 2009 relative to the previous dividend level. Additionally, we announced our intention to sell certain non-core businesses, which we expects to generate more than $1 billion on an after-tax basis.

The tangible equity ratio increased 18 bps to 6.37 percent primarily due to the issuance of the convertible preferred securities, which contributed 96 bps to the ratio. The Tier 1 capital ratio increased 79 bps to 8.51 and the total capital ratio increased 81 bps, primarily due to the convertible preferred issuance which contributed 93 bps to both Tier 1 and Total capital.

As previously disclosed, Fifth Third filed suit against the IRS seeking a refund of taxes paid as a result of the audit of the 1997 tax year. This suit involves a determination of the correct tax treatment of certain leveraged leases entered into by the Company. The outcome of this litigation will likely impact a number of leveraged leases we entered into during 1997 through 2004. After a jury trial, the jury rendered a verdict in the form of answers to interrogatories, some of which favored Fifth Third and some of which favored the IRS. No judgment has been entered by the Court in the case and the parties dispute the judgment that should be entered in light of the jury’s responses to the interrogatories. Both the IRS and Fifth Third will be filing briefs, after which the Court will enter a judgment. The nature and timing of the Court’s decision is uncertain. During the second quarter of 2008, two other decisions involving the tax treatment of leveraged leases were issued where the courts ruled in favor of the IRS. To date, the decisions issued have been dependent on the specific facts in each case. We continue to believe that the facts and circumstances related to our leveraged leases are different from these other cases, that our tax treatment was proper under the tax law as it existed at the time the tax benefits were reported, and that the facts in our case support our position. We are required under applicable accounting standards to assess the likeliness of a favorable outcome of this litigation. In light of recent decisions and uncertainty related to our own case, we have concluded that previously recognized benefits from the transactions at issue in the litigation and certain other leveraged leases described above must be remeasured as required by FIN 48 and have recorded the charges described earlier. We believe these charges address the downside risk we have related to leveraged leases should there be a negative outcome in our case. We intend to continue pursuing a favorable disposition of this matter.

On May 5, 2008, we completed our acquisition of nine branches from First Horizon National Corporation, assuming their deposits. First Horizon retained all loans held at the branches. Additionally, on June 6, 2008, we completed our acquisition of First Charter Corporation, paying $31.00 per First Charter share, or approximately $1.1 billion. This transaction reduced tangible equity capital ratios by approximately 65 bps.

Outlook

The following outlook represents currently expected full year 2008 growth rates compared with full year 2007 results. Note that the current outlook includes the effect of the second quarter acquisitions of First Charter and branches from First Horizon, not previously included in the outlook. Our outlook is based on current expectations as of the date of this release for results within our businesses; prevailing views related to economic growth, inflation, unemployment and other economic factors, and market forward interest rate expectations. These expectations are inherently subject to risks and uncertainties. There are a number of factors that could cause results to differ materially from historical performance and these expectations, including the effects of unusually high market volatility and factors contributing to industry-wide and company-specific credit losses. We undertake no obligation to update these expectations after the date of this release. Please refer to the forward-looking statement at the end of this release for important information regarding risk factors related to current and future results.

Category	Growth, percentage, or bps range
Net interest income#	Mid-teens

Net interest margin	3.50-3.60%

Noninterest income*	Low-to-mid teens

Noninterest expense**	10-12%

Average loans	High single digits

Average core deposits	Mid single digits

Net charge-offs	160-170 bps range

Allowance for loan loss reserve/loans	>2 percent by year-end***

Effective tax rate [non-tax equivalent]#	Approximately 27-28 percent

Tangible equity/tangible asset ratio	Target 6-7%

Tier 1 capital ratio	Target 8-9%

Total capital ratio	Target 11.5-12.5%

#

comparison with 2007 excludes second quarter 2008 charges related to leveraged lease litigation ($130 million pre-tax in net interest income and $140 million in pre- and after-tax charges in tax expense).

*	comparison with 2007 excludes $273 million in first quarter 2008 gains related to Visa’s IPO and non-cash charges to lower the cash surrender value of one of our BOLI policies of an estimated $152 million in the first quarter of 2008 and $177 million in the fourth quarter of 2007

**	comparison with 2007 excludes $152 million in reversals of litigation reserves in first quarter 2008 related to Visa’s IPO, $20 million in merger-related charges in first and second quarters 2008, $9 million in severance expenses in the first quarter of 2008, and, in 2007, $172 million for charges in potential future Visa litigation settlements and $8 million of acquisition-related expenses

***	subject to loan loss allowance model.

Conference Call

Fifth Third will host a conference call to discuss these financial results at 8:30 a.m. (Eastern Time) today. This conference call will be webcast live by Thomson Financial and may be accessed through the Fifth Third Investor Relations website at www.53.com (click on “About Fifth Third” then “Investor Relations”). The webcast also is being distributed over Thomson Financial’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through Thomson Financial’s individual investor center at www.earnings.com or by visiting any of the investor sites in Thomson Financial’s Individual Investor Network. Institutional investors can access the call via Thomson Financial’s password-protected event management site, StreetEvents (www.streetevents.com).

Those unable to listen to the live webcast may access a webcast replay or podcast through the Fifth Third Investor Relations website at the same web address. Additionally, a telephone replay of the conference call will be available beginning approximately two hours after the conference call until Tuesday, August 4th by dialing 800-642-1687 for domestic access and 706-645-9291 for international access (passcode 50436837#).

Corporate Profile

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. As of June 30, 2008, the Company has $115 billion in assets, operates 18 affiliates with 1,308 full-service Banking Centers, including 97 Bank Mart® locations open seven days a week inside select grocery stores and 2,329 ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia, Pennsylvania, Missouri, Georgia and North Carolina. Fifth Third operates five main businesses: Commercial Banking, Branch Banking, Consumer Lending, Investment Advisors and Fifth Third Processing Solutions. Fifth Third is among the largest money managers in the Midwest and, as of June 30, 2008, has $207 billion in assets under care, of which it managed $31 billion for individuals, corporations and not-for-profit organizations. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded on the NASDAQ® National Global Select Market under the symbol “FITB.”

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) general economic conditions and weakening in the economy, specifically the real estate market, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (2) deteriorating credit quality; (3) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (4) changes in the interest rate environment reduce interest margins; (5) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (6) Fifth Third’s ability to maintain required capital levels and adequate sources of funding and liquidity; (7) changes and trends in capital markets; (8) competitive pressures among depository institutions increase significantly; (9) effects of critical accounting policies and judgments; (10) changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; (11) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (12) ability to maintain favorable ratings from rating agencies; (13) fluctuation of Fifth Third’s stock price; (14) ability to attract and retain key personnel; (15) ability to receive dividends from its subsidiaries; (16) potentially dilutive effect of future acquisitions on current shareholders’ ownership of Fifth Third; (17) effects of accounting or financial results of one or more acquired entities; (18) difficulties in combining the operations of acquired entities; (19) inability to generate the gains on sale and related increase in shareholders’ equity that it anticipates from the sale of certain non-corebusinesses, (20) loss of income from the sale of certain non-core businesses could have an adverse effect on Fifth Third’s earnings and future growth (21) ability to secure confidential information through the use of computer systems and telecommunications networks; and (22) the impact of reputational risk created by these developments on such matters as business generation and retention, funding and liquidity. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the United States Securities and Exchange Commission (SEC). Copies of this filing are available at no cost on the SEC’s Web site at www.sec.gov or on the Fifth Third’s Web site at www.53.com. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

# # #

Quarterly Financial Review for June 30, 2008

Table of Contents

Financial Highlights	16-17
Consolidated Statements of Income	18
Consolidated Statements of Income (Taxable Equivalent)	19
Consolidated Balance Sheets	20-21
Consolidated Statements of Changes in Shareholders’ Equity	22
Average Balance Sheet and Yield Analysis	23-25
Summary of Loans and Leases	26
Regulatory Capital	27
Summary of Credit Loss Experience	28
Asset Quality	29
Segment Presentation	30

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2008	March 2008	June 2007	Seq	Yr/Yr	June 2008	June 2007	Yr/Yr
Income Statement Data
Net interest income (a)	$744	$826	$745	(10%)	—	$1,570	$1,487	6%
Noninterest income	722	864	669	(16%)	8%	1,587	1,277	24%
Total revenue (a)	1,466	1,690	1,414	(13%)	4%	3,157	2,764	14%
Provision for loan and lease losses	719	544	121	32%	492%	1,263	205	515%
Noninterest expense	858	715	765	20%	12%	1,576	1,517	4%
Net income (loss)	(202)	286	376	NM	NM	84	735	(89%)
Common Share Data
Earnings per share, basic	($0.37)	$0.54	$0.69	NM	NM	$0.16	$1.35	(88%)
Earnings per share, diluted	(0.37)	0.54	0.69	NM	NM	0.16	1.34	(88%)
Cash dividends per common share	$0.15	$0.44	$0.42	(66%)	(64%)	$0.59	$0.84	(30%)
Book value per share	18.62	17.57	17.16	6%	9%	18.62	17.16	9%
Dividend payout ratio	(42.7%)	81.8%	59.7%	NM	NM	380.0%	62.0%	513%
Market price per share	10.18	20.92	39.77	(51%)	(74%)	10.18	39.77	(74%)
Common shares outstanding (in thousands)	577,530	532,106	535,697	9%	8%	577,530	535,697	8%
Average common shares outstanding (in thousands):
Basic	540,030	528,498	540,264	2%	—	534,264	545,851	(2%)
Diluted	540,030	530,372	543,228	2%	(1%)	542,722	548,671	(1%)
Market capitalization	$5,879	$11,132	$21,305	(47%)	(72%)	$5,879	$21,305	(72%)
Price/earnings ratio (b)	11.98	11.19	18.58	7%	(36%)	11.98	18.58	(36%)
Financial Ratios
Return on average assets	(0.73%)	1.03%	1.49%	NM	NM	0.15%	1.48%	(90%)
Return on average equity	(8.4%)	12.3%	15.7%	NM	NM	1.8%	15.1%	(88%)
Noninterest income as a percent of total revenue	49%	51%	47%	(4%)	4%	50%	46%	9%
Average equity as a percent of average assets	8.59%	8.43%	9.53%	2%	(10%)	8.51%	9.78%	(13%)
Tangible equity (c)	6.37%	6.19%	7.18%	3%	(11%)	6.37%	7.18%	(11%)
Tangible common equity	5.40%	6.19%	7.17%	(13%)	(25%)	5.40%	7.17%	(25%)
Net interest margin (a)	3.04%	3.41%	3.37%	(11%)	(10%)	3.22%	3.40%	(5%)
Efficiency (a)	58.6%	42.3%	54.1%	39%	8%	49.9%	54.9%	(9%)
Effective tax rate	(72.4%)	32.6%	28.1%	NM	NM	72.6%	28.7%	153%
Credit Quality
Net losses charged off	$344	$276	$102	25%	237%	$620	$173	258%
Net losses charged off as a percent of average loans and leases	1.66%	1.37%	0.55%	21%	202%	1.52%	0.47%	223%
Allowance for loan and lease losses as a percent of loans and leases	1.85%	1.49%	1.06%	24%	75%	1.85%	1.06%	75%
Allowance for credit losses as a percent of loans and leases	1.98%	1.62%	1.16%	22%	71%	1.98%	1.16%	71%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	2.56%	1.96%	0.70%	31%	266%	2.56%	0.70%	266%
Average Balances
Loans and leases, including held for sale	$85,212	$84,912	$77,048	—	11%	$85,062	$76,457	11%
Total securities and other short-term investments	13,363	12,597	11,741	6%	14%	12,980	11,726	11%
Total assets	112,098	111,291	100,767	1%	11%	111,694	99,984	12%
Transaction deposits (e)	53,763	53,458	50,932	1%	6%	53,610	50,520	6%
Core deposits (f)	63,280	64,342	61,712	(2%)	3%	63,811	61,428	4%
Wholesale funding (g)	35,160	33,219	25,393	6%	38%	34,189	24,796	38%
Shareholders’ equity	9,629	9,379	9,599	3%	—	9,504	9,783	(3%)
Regulatory Capital Ratios (d)
Tier I capital	8.51%	7.72%	8.13%	10%	5%	8.51%	8.13%	5%
Total risk-based capital	12.15%	11.34%	10.54%	7%	15%	12.15%	10.54%	15%
Tier I leverage	9.08%	8.28%	8.76%	10%	4%	9.08%	8.76%	4%
Operations
Banking centers	1,308	1,232	1,167	6%	12%	1,308	1,167	12%
ATMs	2,329	2,221	2,132	5%	9%	2,329	2,132	9%
Full-time equivalent employees	21,617	21,726	21,033	(1%)	3%	21,617	21,033	3%

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Financial Highlights

$ in millions, except per share data

(unaudited)

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Income Statement Data
Net interest income (a)	$744	$826	$785	$760	$745
Noninterest income	722	864	509	681	669
Total revenue (a)	1,466	1,690	1,294	1,441	1,414
Provision for loan and lease losses	719	544	284	139	121
Noninterest expense	858	715	940	853	765
Net income (loss)	(202)	286	16	325	376
Common Share Data
Earnings per share, basic	($0.37)	$0.54	$0.03	$0.61	$0.69
Earnings per share, diluted	(0.37)	0.54	0.03	0.61	0.69
Cash dividends per common share	$0.15	$0.44	$0.44	$0.42	$0.42
Book value per share	18.62	17.57	17.20	17.45	17.16
Dividend payout ratio	(42.7%)	81.8%	1,435.0%	68.7%	59.7%
Market price per share	10.18	20.92	25.13	33.88	39.77
Common shares outstanding (in thousands)	577,530	532,106	532,672	532,627	535,697
Average common shares outstanding (in thousands):
Basic	540,030	528,498	529,120	530,123	540,264
Diluted	540,030	530,372	530,939	532,471	543,228
Market capitalization	$5,879	$11,132	$13,386	$18,045	$21,305
Price/earnings ratio (b)	11.98	11.19	12.69	16.37	18.58
Financial Ratios
Return on average assets	(0.73%)	1.03%	0.06%	1.26%	1.49%
Return on average equity	(8.4%)	12.3%	0.7%	13.8%	15.7%
Noninterest income as a percent of total revenue	49%	51%	39%	47%	47%
Average equity as a percent of average assets	8.59%	8.43%	8.77%	9.13%	9.53%
Tangible equity (c)	6.37%	6.19%	6.14%	7.00%	7.18%
Tangible common equity	5.40%	6.19%	6.14%	6.99%	7.17%
Net interest margin (a)	3.04%	3.41%	3.29%	3.34%	3.37%
Efficiency (a)	58.6%	42.3%	72.6%	59.2%	54.1%
Effective tax rate	(72.4%)	32.6%	74.5%	26.7%	28.1%
Credit Quality
Net losses charged off	$344	$276	$174	$115	$102
Net losses charged off as a percent of average loans and leases	1.66%	1.37%	0.89%	0.60%	0.55%
Allowance for loan and lease losses as a percent of loans and leases	1.85%	1.49%	1.17%	1.08%	1.06%
Allowance for credit losses as a percent of loans and leases	1.98%	1.62%	1.29%	1.19%	1.16%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	2.56%	1.96%	1.32%	0.92%	0.70%
Average Balances
Loans and leases, including held for sale	$85,212	$84,912	$82,172	$78,243	$77,048
Total securities and other short-term investments	13,363	12,597	12,506	12,169	11,741
Total assets	112,098	111,291	107,727	102,131	100,767
Transaction deposits (e)	53,763	53,458	51,967	50,922	50,932
Core deposits (f)	63,280	64,342	62,978	61,212	61,712
Wholesale funding (g)	35,160	33,219	31,344	28,001	25,393
Shareholders’ equity	9,629	9,379	9,446	9,324	9,599
Regulatory Capital Ratios (d)
Tier I capital	8.51%	7.72%	7.72%	8.46%	8.13%
Total risk-based capital	12.15%	11.34%	10.16%	10.87%	10.54%
Tier I leverage	9.08%	8.28%	8.50%	9.23%	8.76%
Operations
Banking centers	1,308	1,232	1,227	1,181	1,167
ATMs	2,329	2,221	2,211	2,153	2,132
Full-time equivalent employees	21,617	21,726	21,683	20,775	21,033

(a)	Presented on a fully taxable equivalent basis

(b)	Based on the most recent twelve-month diluted earnings per share and end of period stock prices

(c)	Total assets and total shareholders’ equity are reduced by goodwill, intangibles and accumulated other comprehensive income to calculate tangible equity

(d)	Current period regulatory capital ratios are estimates

(e)	Includes demand, interest checking, savings, money market and foreign office deposits of commercial customers

(f)	Includes transaction deposits plus other time deposits

(g)	Includes certificates $100,000 and over, other foreign office deposits, federal funds purchased, short-term borrowings and long-term debt

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income

$ in millions

(unaudited)

	For the Three Months Ended			% Change		Year to Date		% Change
	June 2008	March 2008	June 2007	Seq	Yr/Yr	June 2008	June 2007	Yr/Yr
Interest Income
Interest and fees on loans and leases	$1,050	$1,290	$1,343	(19%)	(22%)	$2,340	$2,657	(12%)
Interest on securities	155	152	143	2%	8%	307	286	7%
Interest on other short-term investments	2	5	3	(52%)	(10%)	7	6	25%

Total interest income	1,207	1,447	1,489	(17%)	(19%)	2,654	2,949	(10%)
Interest Expense
Interest on deposits	278	399	505	(30%)	(45%)	677	1,003	(33%)
Interest on short-term borrowings	49	80	72	(39%)	(32%)	129	131	(2%)
Interest on long-term debt	142	148	173	(4%)	(18%)	289	340	(15%)

Total interest expense	469	627	750	(25%)	(37%)	1,095	1,474	(26%)

Net Interest Income	738	820	739	(10%)	—	1,559	1,475	6%
Provision for loan and lease losses	719	544	121	32%	492%	1,263	205	515%

Net interest income after provision for loan and lease losses	19	276	618	(93%)	(97%)	296	1,270	(77%)
Noninterest Income
Electronic payment processing revenue	235	213	205	10%	15%	447	390	15%
Service charges on deposits	159	147	142	8%	12%	307	268	14%
Investment advisory revenue	92	93	97	(1%)	(5%)	185	193	(4%)
Corporate banking revenue	111	107	88	3%	26%	218	171	28%
Mortgage banking net revenue	86	97	41	(11%)	108%	182	81	126%
Other noninterest income	49	177	96	(72%)	(49%)	228	174	31%
Securities gains (losses), net	(10)	27	—	NM	NM	17	—	NM
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	3	—	(100%)	NM	3	—	NM

Total noninterest income	722	864	669	(16%)	8%	1,587	1,277	24%
Noninterest Expense
Salaries, wages and incentives	331	347	309	(5%)	7%	679	601	13%
Employee benefits	60	85	68	(29%)	(11%)	145	155	(7%)
Payment processing expense	67	66	59	2%	14%	133	111	20%
Net occupancy expense	73	72	68	2%	8%	145	133	9%
Technology and communications	49	47	41	3%	18%	96	81	18%
Equipment expense	31	31	31	—	—	61	60	2%
Other noninterest expense	247	67	189	269%	31%	317	376	(16%)

Total noninterest expense	858	715	765	20%	12%	1,576	1,517	4%
Income (loss) before income taxes	(117)	425	522	NM	NM	307	1,030	(70%)
Applicable income taxes	85	139	146	(39%)	(42%)	223	295	(24%)

Net income (loss)	($202)	$286	$376	NM	NM	$84	$735	(89%)

Net income (loss) available to common shareholders	(202)	286	375	NM	NM	84	734	(89%)

(a)	Dividends on preferred stock are $.185 million for all quarters presented

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Income (Taxable Equivalent)

$ in millions

(unaudited)

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Interest Income
Interest and fees on loans and leases	$1,050	$1,290	$1,386	$1,376	$1,343
Interest on securities	155	152	157	147	143
Interest on other short-term investments	2	5	7	6	3

Total interest income	1,207	1,447	1,550	1,529	1,489
Taxable equivalent adjustment	6	6	6	6	6

Total interest income (taxable equivalent)	1,213	1,453	1,556	1,535	1,495
Interest Expense
Interest on deposits	278	399	493	511	505
Interest on short-term borrowings	49	80	100	93	72
Interest on long-term debt	142	148	178	171	173

Total interest expense	469	627	771	775	750

Net interest income (taxable equivalent)	744	826	785	760	745
Provision for loan and lease losses	719	544	284	139	121

Net interest income (taxable equivalent) after provision for loan and lease losses	25	282	501	621	624
Noninterest Income
Electronic payment processing revenue	235	213	223	212	205
Service charges on deposits	159	147	160	151	142
Investment advisory revenue	92	93	94	95	97
Corporate banking revenue	111	107	106	91	88
Mortgage banking net revenue	86	97	26	26	41
Other noninterest income	49	177	(113)	93	96
Securities gains (losses), net	(10)	27	7	13	—
Securities gains, net - non-qualifying hedges on mortgage servicing rights	—	3	6	—	—

Total noninterest income	722	864	509	681	669
Noninterest Expense
Salaries, wages and incentives	331	347	328	310	309
Employee benefits	60	85	56	67	68
Payment processing expense	67	66	68	65	59
Net occupancy expense	73	72	70	66	68
Technology and communications	49	47	47	41	41
Equipment expense	31	31	32	30	31
Other noninterest expense	247	67	339	274	189

Total noninterest expense	858	715	940	853	765

Income (loss) before income taxes (taxable equivalent)	(111)	431	70	449	528
Taxable equivalent adjustment	6	6	6	6	6

Income (loss) before income taxes	(117)	425	64	443	522
Applicable income taxes	85	139	48	118	146

Net income (loss)	($202)	$286	$16	$325	$376

Net income (loss) available to common shareholders (a)	($202)	$286	$16	$325	$375

(a)	Dividends on preferred stock are $.185 million for all quarters presented

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of			% Change
	June 2008	March 2008	June 2007	Seq	Yr/Yr
Assets
Cash and due from banks	$2,853	$3,092	$2,294	(8%)	24%
Available-for-sale and other securities (a)	12,718	12,421	11,015	2%	15%
Held-to-maturity securities (b)	361	353	346	2%	4%
Trading securities	241	184	148	31%	63%
Other short-term investments	286	517	437	(45%)	(35%)
Loans held for sale	889	2,573	1,708	(65%)	(48%)
Portfolio loans and leases:
Commercial loans	28,958	26,590	22,152	9%	31%
Commercial mortgage loans	13,394	12,155	11,044	10%	21%
Commercial construction loans	6,007	5,592	5,469	7%	10%
Commercial leases	3,647	3,727	3,697	(2%)	(1%)
Residential mortgage loans	9,866	9,873	8,477	—	16%
Home equity	12,421	11,803	11,780	5%	5%
Automobile loans	8,362	8,394	10,714	—	(22%)
Credit card	1,717	1,686	1,263	2%	36%
Other consumer loans and leases	1,152	1,066	1,113	8%	4%

Portfolio loans and leases	85,524	80,886	75,709	6%	13%
Allowance for loan and lease losses	(1,580)	(1,205)	(803)	31%	97%

Portfolio loans and leases, net	83,944	79,681	74,906	5%	12%
Bank premises and equipment	2,444	2,265	2,063	8%	18%
Operating lease equipment	364	317	209	15%	74%
Goodwill	3,603	2,460	2,192	46%	64%
Intangible assets	203	143	147	42%	38%
Servicing rights	701	596	607	18%	16%
Other assets	6,368	6,794	5,318	(6%)	20%

Total assets	$114,975	$111,396	$101,390	3%	13%

Liabilities
Deposits:
Demand	$16,259	$14,949	$13,524	9%	20%
Interest checking	14,002	14,842	14,672	(6%)	(5%)
Savings	16,602	16,572	15,036	—	10%
Money market	6,806	7,077	6,334	(4%)	7%
Foreign office	2,174	2,354	1,744	(8%)	25%
Other time	9,839	9,883	10,428	—	(6%)
Certificates - $100,000 and over	10,870	4,993	6,204	118%	75%
Other foreign office	864	731	1,251	18%	(31%)

Total deposits	77,416	71,401	69,193	8%	12%
Federal funds purchased	2,447	5,612	3,824	(56%)	(36%)
Other short-term borrowings	5,628	6,387	3,331	(12%)	69%
Accrued taxes, interest and expenses	1,864	2,377	2,114	(22%)	(12%)
Other liabilities	1,820	2,226	1,780	(18%)	2%
Long-term debt	15,046	14,041	11,957	7%	26%

Total liabilities	104,221	102,044	92,199	2%	13%
Total shareholders’ equity (c)	10,754	9,352	9,191	15%	17%

Total liabilities and shareholders’ equity	$114,975	$111,396	$101,390	3%	13%

(a) Amortized cost	$12,935	$12,417	$11,370	4%	14%
(b) Market values	361	353	346	2%	4%
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	1,300,000	1,300,000	54%	54%
Outstanding, excluding treasury	577,530	532,106	535,697	9%	8%
Treasury	5,897	51,321	47,730	(89%)	(88%)

Fifth Third Bancorp and Subsidiaries

Consolidated Balance Sheets

$ in millions, except per share data

(unaudited)

	As of
	June 2008	March 2008	December 2007	September 2007	June 2007
Assets
Cash and due from banks	$2,853	$3,092	$2,660	$2,494	$2,294
Available-for-sale and other securities (a)	12,718	12,421	10,677	10,777	11,015
Held-to-maturity securities (b)	361	353	355	346	346
Trading securities	241	184	171	155	148
Other short-term investments	286	517	620	765	437
Loans held for sale	889	2,573	4,329	2,761	1,708
Portfolio loans and leases:
Commercial loans	28,958	26,590	24,813	22,649	22,152
Commercial mortgage loans	13,394	12,155	11,862	11,090	11,044
Commercial construction loans	6,007	5,592	5,561	5,463	5,469
Commercial leases	3,647	3,727	3,737	3,710	3,697
Residential mortgage loans	9,866	9,873	10,540	9,057	8,477
Home equity	12,421	11,803	11,874	11,737	11,780
Automobile loans	8,362	8,394	9,201	10,006	10,714
Credit card	1,717	1,686	1,591	1,460	1,263
Other consumer loans and leases	1,152	1,066	1,074	1,082	1,113

Portfolio loans and leases	85,524	80,886	80,253	76,254	75,709
Allowance for loan and lease losses	(1,580)	(1,205)	(937)	(827)	(803)

Portfolio loans and leases, net	83,944	79,681	79,316	75,427	74,906
Bank premises and equipment	2,444	2,265	2,223	2,127	2,063
Operating lease equipment	364	317	353	283	209
Goodwill	3,603	2,460	2,470	2,192	2,192
Intangible assets	203	143	147	138	147
Servicing rights	701	596	618	626	607
Other assets	6,368	6,794	7,023	6,174	5,318

Total assets	$114,975	$111,396	$110,962	$104,265	$101,390

Liabilities
Deposits:
Demand	$16,259	$14,949	$14,404	$13,174	$13,524
Interest checking	14,002	14,842	15,254	14,294	14,672
Savings	16,602	16,572	15,635	15,599	15,036
Money market	6,806	7,077	6,521	6,163	6,334
Foreign office	2,174	2,354	2,572	2,014	1,744
Other time	9,839	9,883	11,440	10,267	10,428
Certificates - $100,000 and over	10,870	4,993	6,738	5,973	6,204
Other foreign office	864	731	2,881	1,898	1,251

Total deposits	77,416	71,401	75,445	69,382	69,193
Federal funds purchased	2,447	5,612	4,427	5,130	3,824
Other short-term borrowings	5,628	6,387	4,747	3,796	3,331
Accrued taxes, interest and expenses	1,864	2,377	2,427	2,295	2,114
Other liabilities	1,820	2,226	1,898	1,871	1,780
Long-term debt	15,046	14,041	12,857	12,498	11,957

Total liabilities	104,221	102,044	101,801	94,972	92,199
Total shareholders’ equity (c)	10,754	9,352	9,161	9,293	9,191

Total liabilities and shareholders’ equity	$114,975	$111,396	$110,962	$104,265	$101,390

(a) Amortized cost	$12,935	$12,417	$10,821	$11,007	$11,370
(b) Market values	361	353	355	346	346
(c) Common shares, stated value $2.22 per share (in thousands):
Authorized	2,000,000	1,300,000	1,300,000	1,300,000	1,300,000
Outstanding, excluding treasury	577,530	532,106	532,672	532,627	535,697
Treasury	5,897	51,321	51,516	50,800	47,730

Fifth Third Bancorp and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity

$ in millions

(unaudited)

	For the Three Months Ended		Year to Date
	June 2008	June 2007	June 2008	June 2007
Total shareholders’ equity, beginning	$9,352	$9,804	$9,161	$10,022
Net income (loss)	(202)	376	84	735
Other comprehensive income, net of tax:
Change in unrealized gains and (losses):
Available-for-sale securities	(134)	(125)	(38)	(111)
Qualifying cash flow hedges	(30)	(7)	9	(7)
Change in accumulated other comprehensive income related to employee benefit plans	1	2	3	3

Comprehensive income	(365)	246	58	620
Cash dividends declared:
Common stock	(87)	(225)	(321)	(456)
Preferred stock (a)	—	—	—	—
Issuance of preferred stock	1,072	—	1,072	—
Stock-based awards exercised, including treasury shares issued	(2)	27	—	45
Stock-based compensation expense	15	18	28	35
Loans repaid (issued) related to exercise of stock-based awards, net	4	—	2	2
Change in corporate tax benefit related to stock-based compensation	(5)	8	(15)	3
Shares issued in an acquisition	770	—	770	—
Shares acquired for treasury	—	(693)	—	(973)
Impact of cumulative effect of change in accounting principle (b)	—	—	—	(98)
Other	—	6	(1)	(9)

Total shareholders’ equity, ending	$10,754	$9,191	$10,754	$9,191

(a)	Dividends on preferred stock are $.185 million for all quarters presented

(b)	2007 includes $96 million impact due to the adoption of FSP FAS 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction” on January 1, 2007 and $2 million impact due to the adoption of FIN No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109” on January 1, 2007.

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended			% Change
	June 2008	March 2008	June 2007	Seq	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$28,557	$26,617	$21,587	7%	32%
Commercial mortgage loans	12,590	12,052	11,030	4%	14%
Commercial construction loans	5,700	5,577	5,595	2%	2%
Commercial leases	3,747	3,723	3,678	1%	2%
Residential mortgage loans	11,244	11,699	10,201	(4%)	10%
Home equity	12,012	11,846	11,886	1%	1%
Automobile loans	8,439	10,542	10,552	(20%)	(20%)
Credit card	1,703	1,660	1,248	3%	36%
Other consumer loans and leases	1,220	1,196	1,271	2%	(4%)
Taxable securities	12,554	11,560	11,030	9%	14%
Tax exempt securities	364	403	508	(10%)	(28%)
Other short-term investments	445	634	203	(30%)	119%

Total interest-earning assets	98,575	97,509	88,789	1%	11%
Cash and due from banks	2,357	2,236	2,235	5%	5%
Other assets	12,370	12,477	10,524	(1%)	18%
Allowance for loan and lease losses	(1,204)	(931)	(781)	29%	54%

Total assets	$112,098	$111,291	$100,767	1%	11%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,396	$14,836	$15,061	(3%)	(4%)
Savings	16,583	16,075	14,620	3%	13%
Money market	6,592	6,896	6,244	(4%)	6%
Foreign office	2,169	2,443	1,637	(11%)	33%
Other time	9,517	10,884	10,780	(13%)	(12%)
Certificates - $100,000 and over	8,143	5,835	6,511	40%	25%
Other foreign office	2,948	3,861	732	(24%)	303%
Federal funds purchased	3,643	5,258	3,540	(31%)	3%
Other short-term borrowings	5,623	4,937	2,372	14%	137%
Long-term debt	14,803	13,328	12,238	11%	21%

Total interest-bearing liabilities	84,417	84,353	73,735	—	14%
Demand deposits	14,023	13,208	13,370	6%	5%
Other liabilities	4,029	4,351	4,063	(7%)	(1%)

Total liabilities	102,469	101,912	91,168	1%	12%
Shareholders’ equity	9,629	9,379	9,599	3%	—

Total liabilities and shareholders’ equity	$112,098	$111,291	$100,767	1%	11%

Yield Analysis
Interest-earning assets:
Commercial loans	5.04%	5.99%	7.45%
Commercial mortgage loans	5.93%	6.28%	7.30%
Commercial construction loans	5.44%	5.64%	7.69%
Commercial leases	-9.77%	4.30%	4.32%
Residential mortgage loans	6.10%	6.14%	6.12%
Home equity	5.61%	6.46%	7.66%
Automobile loans	6.23%	6.41%	6.25%
Credit card	9.28%	9.15%	10.62%
Other consumer loans and leases	4.97%	5.52%	5.48%

Total loans and leases	4.97%	6.13%	7.01%
Taxable securities	4.83%	5.13%	4.98%
Tax exempt securities	7.32%	7.31%	7.38%
Other short-term investments	2.12%	3.08%	5.18%

Total interest-earning assets	4.95%	5.99%	6.75%
Interest-bearing liabilities:
Interest checking	0.78%	1.44%	2.21%
Savings	1.16%	1.81%	3.23%
Money market	1.76%	2.74%	4.44%
Foreign office	1.42%	2.48%	4.38%
Other time	3.52%	4.30%	4.63%
Certificates - $100,000 and over	3.29%	4.44%	5.12%
Other foreign office	2.10%	3.22%	5.31%
Federal funds purchased	2.08%	3.26%	5.31%
Other short-term borrowings	2.15%	3.02%	4.31%
Long-term debt	3.85%	4.48%	5.65%

Total interest-bearing liabilities	2.23%	2.99%	4.08%
Ratios:
Net interest margin (taxable equivalent)	3.04%	3.41%	3.37%
Net interest rate spread (taxable equivalent)	2.72%	3.00%	2.67%
Interest-bearing liabilities to interest-earning assets	85.64%	86.51%	83.05%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	Year to Date		% Change
	June 2008	June 2007	Yr/Yr
Assets
Interest-earning assets:
Commercial loans	$27,587	$21,249	30%
Commercial mortgage loans	12,321	10,799	14%
Commercial construction loans	5,639	5,803	(3%)
Commercial leases	3,735	3,669	2%
Residential mortgage loans	11,472	10,184	13%
Home equity	11,929	11,979	—
Automobile loans	9,491	10,392	(9%)
Credit card	1,681	1,135	48%
Other consumer loans and leases	1,207	1,247	(3%)
Taxable securities	12,057	10,991	10%
Tax exempt securities	383	521	(26%)
Other short-term investments	540	214	152%

Total interest-earning assets	98,042	88,183	11%
Cash and due from banks	2,296	2,243	2%
Other assets	12,424	10,333	20%
Allowance for loan and lease losses	(1,068)	(775)	38%

Total assets	$111,694	$99,984	12%

Liabilities
Interest-bearing liabilities:
Interest checking	$14,616	$15,284	(4%)
Savings	16,329	14,157	15%
Money market	6,744	6,310	7%
Foreign office	2,306	1,491	55%
Other time	10,201	10,908	(6%)
Certificates - $100,000 and over	6,989	6,596	6%
Other foreign office	3,405	549	520%
Federal funds purchased	4,451	3,026	47%
Other short-term borrowings	5,280	2,386	121%
Long-term debt	14,064	12,239	15%

Total interest-bearing liabilities	84,385	72,946	16%
Demand deposits	13,615	13,278	3%
Other liabilities	4,190	3,977	5%

Total liabilities	102,190	90,201	13%
Shareholders’ equity	9,504	9,783	(3%)

Total liabilities and shareholders’ equity	$111,694	$99,984	12%

Yield Analysis
Interest-earning assets:
Commercial loans	5.50%	7.48%
Commercial mortgage loans	6.10%	7.31%
Commercial construction loans	5.54%	7.72%
Commercial leases	-2.76%	4.33%
Residential mortgage loans	6.12%	6.14%
Home equity	6.03%	7.67%
Automobile loans	6.33%	6.21%
Credit card	9.22%	11.31%
Other consumer loans and leases	5.24%	5.29%

Total loans and leases	5.55%	7.02%
Taxable securities	4.97%	5.02%
Tax exempt securities	7.32%	7.39%
Other short-term investments	2.69%	5.45%

Total interest-earning assets	5.47%	6.77%
Interest-bearing liabilities:
Interest checking	1.11%	2.26%
Savings	1.48%	3.25%
Money market	2.26%	4.45%
Foreign office	1.98%	4.36%
Other time	3.94%	4.61%
Certificates - $100,000 and over	3.77%	5.15%
Other foreign office	2.74%	5.31%
Federal funds purchased	2.77%	5.31%
Other short-term borrowings	2.56%	4.34%
Long-term debt	4.15%	5.60%

Total interest-bearing liabilities	2.61%	4.07%
Ratios:
Net interest margin (taxable equivalent)	3.22%	3.40%
Net interest rate spread (taxable equivalent)	2.86%	2.70%
Interest-bearing liabilities to interest-earning assets	86.07%	82.72%

Fifth Third Bancorp and Subsidiaries

Average Balance Sheet and Yield Analysis

$ in millions, except share data

(unaudited)

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Assets
Interest-earning assets:
Commercial loans	$28,557	$26,617	$24,526	$22,345	$21,587
Commercial mortgage loans	12,590	12,052	11,588	11,117	11,030
Commercial construction loans	5,700	5,577	5,544	5,499	5,595
Commercial leases	3,747	3,723	3,692	3,700	3,678
Residential mortgage loans	11,244	11,699	11,181	10,396	10,201
Home equity	12,012	11,846	11,843	11,752	11,886
Automobile loans	8,439	10,542	11,158	10,865	10,552
Credit card	1,703	1,660	1,461	1,366	1,248
Other consumer loans and leases	1,220	1,196	1,179	1,203	1,271
Taxable securities	12,554	11,560	11,360	11,180	11,030
Tax exempt securities	364	403	464	490	508
Other short-term investments	445	634	682	499	203

Total interest-earning assets	98,575	97,509	94,678	90,412	88,789
Cash and due from banks	2,357	2,236	2,424	2,189	2,235
Other assets	12,370	12,477	11,444	10,330	10,524
Allowance for loan and lease losses	(1,204)	(931)	(819)	(800)	(781)

Total assets	$112,098	$111,291	$107,727	$102,131	$100,767

Liabilities
Interest-bearing liabilities:
Interest checking	$14,396	$14,836	$14,394	$14,334	$15,061
Savings	16,583	16,075	15,616	15,390	14,620
Money market	6,592	6,896	6,363	6,247	6,244
Foreign office	2,169	2,443	2,249	1,808	1,637
Other time	9,517	10,884	11,011	10,290	10,780
Certificates - $100,000 and over	8,143	5,835	6,613	6,062	6,511
Other foreign office	2,948	3,861	2,464	1,981	732
Federal funds purchased	3,643	5,258	4,189	4,322	3,540
Other short-term borrowings	5,623	4,937	4,890	3,285	2,372
Long-term debt	14,803	13,328	13,188	12,351	12,238

Total interest-bearing liabilities	84,417	84,353	80,977	76,070	73,735
Demand deposits	14,023	13,208	13,345	13,143	13,370
Other liabilities	4,029	4,351	3,959	3,594	4,063

Total liabilities	102,469	101,912	98,281	92,807	91,168
Shareholders’ equity	9,629	9,379	9,446	9,324	9,599

Total liabilities and shareholders’ equity	$112,098	$111,291	$107,727	$102,131	$100,767

Yield Analysis
Interest-earning assets:
Commercial loans	5.04%	5.99%	6.99%	7.45%	7.45%
Commercial mortgage loans	5.93%	6.28%	7.00%	7.31%	7.30%
Commercial construction loans	5.44%	5.64%	6.75%	7.55%	7.69%
Commercial leases	-9.77%	4.30%	4.26%	4.23%	4.32%
Residential mortgage loans	6.10%	6.14%	6.10%	6.12%	6.12%
Home equity	5.61%	6.46%	7.20%	7.63%	7.66%
Automobile loans	6.23%	6.41%	6.41%	6.34%	6.25%
Credit card	9.28%	9.15%	9.31%	10.03%	10.62%
Other consumer loans and leases	4.97%	5.52%	5.56%	5.29%	5.48%

Total loans and leases	4.97%	6.13%	6.70%	6.99%	7.01%
Taxable securities	4.83%	5.13%	5.29%	5.00%	4.98%
Tax exempt securities	7.32%	7.31%	7.20%	7.17%	7.38%
Other short-term investments	2.12%	3.08%	4.30%	4.93%	5.18%

Total interest-earning assets	4.95%	5.99%	6.52%	6.73%	6.75%
Interest-bearing liabilities:
Interest checking	0.78%	1.44%	1.91%	2.14%	2.21%
Savings	1.16%	1.81%	2.69%	3.15%	3.23%
Money market	1.76%	2.74%	3.80%	4.35%	4.44%
Foreign office	1.42%	2.48%	3.74%	4.33%	4.38%
Other time	3.52%	4.30%	4.53%	4.61%	4.63%
Certificates - $100,000 and over	3.29%	4.44%	4.88%	5.11%	5.12%
Other foreign office	2.10%	3.22%	4.57%	5.12%	5.31%
Federal funds purchased	2.08%	3.26%	4.55%	5.15%	5.31%
Other short-term borrowings	2.15%	3.02%	4.19%	4.50%	4.31%
Long-term debt	3.85%	4.48%	5.36%	5.47%	5.65%

Total interest-bearing liabilities	2.23%	2.99%	3.78%	4.04%	4.08%
Ratios:
Net interest margin (taxable equivalent)	3.04%	3.41%	3.29%	3.34%	3.37%
Net interest rate spread (taxable equivalent)	2.72%	3.00%	2.74%	2.69%	2.67%
Interest-bearing liabilities to interest-earning assets	85.64%	86.51%	85.53%	84.14%	83.05%

Fifth Third Bancorp and Subsidiaries

Summary of Loans and Leases

$ in millions

(unaudited)

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Average Loans and Leases
Commercial:
Commercial loans	$28,299	$25,367	$23,650	$22,183	$21,584
Commercial mortgage loans	12,590	12,016	11,497	11,041	11,008
Commercial construction loans	5,700	5,577	5,544	5,499	5,595
Commercial leases	3,747	3,723	3,692	3,698	3,673

Subtotal - commercial	50,336	46,683	44,383	42,421	41,860
Consumer:
Residential mortgage loans	9,922	10,395	9,943	8,765	8,490
Home equity	12,012	11,846	11,843	11,752	11,881
Automobile loans	8,439	9,278	9,445	10,853	10,552
Credit card	1,703	1,660	1,461	1,366	1,248
Other consumer loans and leases	1,125	1,083	1,099	1,138	1,174

Subtotal - consumer	33,201	34,262	33,791	33,874	33,345

Total average loans and leases (excluding held for sale)	$83,537	$80,945	$78,174	$76,295	$75,205

Average loans held for sale	1,676	3,967	3,998	1,950	1,843
End of Period Loans and Leases
Commercial:
Commercial loans	$28,958	$26,590	$24,813	$22,649	$22,152
Commercial mortgage loans	13,394	12,155	11,862	11,090	11,044
Commercial construction loans	6,007	5,592	5,561	5,463	5,469
Commercial leases	3,647	3,727	3,737	3,710	3,697

Subtotal - commercial	52,006	48,064	45,973	42,912	42,362
Consumer:
Residential mortgage loans	9,866	9,873	10,540	9,057	8,477
Home equity	12,421	11,803	11,874	11,737	11,780
Automobile loans	8,362	8,394	9,201	10,006	10,714
Credit card	1,717	1,686	1,591	1,460	1,263
Other consumer loans and leases	1,152	1,066	1,074	1,082	1,113

Subtotal - consumer	33,518	32,822	34,280	33,342	33,347

Total portfolio loans and leases	$85,524	$80,886	$80,253	$76,254	$75,709

Loans held for sale	889	2,573	4,329	2,761	1,708
Operating lease equipment	364	317	353	283	209
Loans and Leases Serviced for Others (a):
Commercial loans	3,463	3,429	3,441	3,481	3,862
Commercial mortgage loans	279	250	260	203	202
Commercial construction loans	287	257	231	211	171
Commercial leases	174	182	179	174	218
Residential mortgage loans	38,740	36,487	34,475	33,109	31,538
Home equity	275	279	289	304	326
Automobile loans	2,358	2,619	—	—	88
Credit card	16	19	20	21	112
Other consumer loans and leases	5	20	17	17	8

Total loans and leases serviced for others	45,597	43,542	38,912	37,520	36,525

Total loans and leases serviced	$132,374	$127,318	$123,847	$116,818	$114,151

(a)	Fifth Third sells certain loans and leases and retains servicing responsibilities

Fifth Third Bancorp and Subsidiaries

Regulatory Capital (a)

$ in millions

(unaudited)

	As of
	June 2008	March 2008	December 2007	September 2007	June 2007
Tier I capital:
Shareholders’ equity	$10,754	$9,352	$9,161	$9,293	$9,191
Goodwill and certain other intangibles	(3,774)	(2,571)	(2,590)	(2,299)	(2,318)
Unrealized (gains) losses	121	(23)	118	196	294
Qualifying trust preferred securities	2,763	2,302	2,303	1,390	815
Other	(35)	(67)	(68)	621	634

Total tier I capital	$9,829	$8,993	$8,924	$9,201	$8,616

Total risk-based capital:
Tier I capital	$9,829	$8,993	$8,924	$9,201	$8,616
Qualifying allowance for credit losses	1,429	1,327	1,051	926	901
Qualifying subordinated notes	2,772	2,884	1,758	1,697	1,646

Total risk-based capital	$14,030	$13,204	$11,733	$11,824	$11,163

Risk-weighted assets	$115,453	$116,451	$115,529	$108,754	$105,950
Ratios:
Average shareholders’ equity to average assets	8.59%	8.43%	8.77%	9.13%	9.53%
Regulatory capital:
Tier I capital	8.51%	7.72%	7.72%	8.46%	8.13%
Total risk-based capital	12.15%	11.34%	10.16%	10.87%	10.54%
Tier I leverage	9.08%	8.28%	8.50%	9.23%	8.76%

(a)	Current period regulatory capital data and ratios are estimated

Fifth Third Bancorp and Subsidiaries

Summary of Credit Loss Experience

$ in millions

(unaudited)

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Average loans and leases (excluding held for sale):
Commercial loans	$28,299	$25,367	$23,650	$22,183	$21,584
Commercial mortgage loans	12,590	12,016	11,497	11,041	11,008
Commercial construction loans	5,700	5,577	5,544	5,499	5,595
Commercial leases	3,747	3,723	3,692	3,698	3,673
Residential mortgage loans	9,922	10,395	9,943	8,765	8,490
Home equity	12,012	11,846	11,843	11,752	11,881
Automobile loans	8,439	9,278	9,445	10,853	10,552
Credit card	1,703	1,660	1,461	1,366	1,248
Other consumer loans and leases	1,125	1,083	1,099	1,138	1,174

Total average loans and leases (excluding held for sale)	$83,537	$80,945	$78,174	$76,295	$75,205

Losses charged off:
Commercial loans	$(109)	$(39)	$(50)	$(24)	$(29)
Commercial mortgage loans	(22)	(33)	(16)	(8)	(16)
Commercial construction loans	(49)	(72)	(12)	(5)	(7)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(63)	(34)	(18)	(9)	(9)
Home equity	(57)	(42)	(35)	(29)	(22)
Automobile loans	(35)	(44)	(37)	(32)	(24)
Credit card	(23)	(21)	(17)	(14)	(12)
Other consumer loans and leases	(7)	(8)	(8)	(6)	(5)

Total losses	(365)	(293)	(193)	(127)	(124)
Recoveries of losses previously charged off:
Commercial loans	2	3	2	1	5
Commercial mortgage loans	1	—	1	—	—
Commercial construction loans	—	—	—	—	—
Commercial leases	—	—	—	—	—
Residential mortgage loans	—	—	—	—	—
Home equity	3	1	3	2	2
Automobile loans	9	9	7	7	9
Credit card	2	1	2	1	2
Other consumer loans and leases	4	3	4	1	4

Total recoveries	21	17	19	12	22
Net losses charged off:
Commercial loans	(107)	(36)	(48)	(23)	(24)
Commercial mortgage loans	(21)	(33)	(15)	(8)	(16)
Commercial construction loans	(49)	(72)	(12)	(5)	(7)
Commercial leases	—	—	—	—	—
Residential mortgage loans	(63)	(34)	(18)	(9)	(9)
Home equity	(54)	(41)	(32)	(27)	(20)
Automobile loans	(26)	(35)	(30)	(25)	(15)
Credit card	(21)	(20)	(15)	(13)	(10)
Other consumer loans and leases	(3)	(5)	(4)	(5)	(1)

Total net losses charged off	$(344)	$(276)	$(174)	$(115)	$(102)

Net charge-off Ratios:
Commercial loans	1.52%	0.57%	0.80%	0.41%	0.44%
Commercial mortgage loans	0.66%	1.10%	0.52%	0.26%	0.56%
Commercial construction loans	3.46%	5.20%	0.83%	0.35%	0.48%
Commercial leases	(0.01)%	—	(0.01)%	(0.01)%	0.02%
Residential mortgage loans	2.57%	1.33%	0.72%	0.41%	0.43%
Home equity	1.83%	1.39%	1.10%	0.94%	0.66%
Automobile loans	1.21%	1.52%	1.27%	0.91%	0.58%
Credit card	4.93%	4.78%	3.91%	3.59%	3.28%
Other consumer loans and leases	1.31%	1.78%	1.86%	1.99%	0.78%

Total net charge-off ratio	1.66%	1.37%	0.89%	0.60%	0.55%

Fifth Third Bancorp and Subsidiaries

Asset Quality

$ in millions

(unaudited)

	For the Three Months Ended
	June 2008	March 2008	December 2007	September 2007	June 2007
Allowance for Credit Losses
Allowance for loan and lease losses, beginning	$1,205	$937	$827	$803	$784
Total net losses charged off	(344)	(276)	(174)	(115)	(102)
Provision for loan and lease losses	719	544	284	139	121

Allowance for loan and lease losses, ending	$1,580	$1,205	$937	$827	$803
Reserve for unfunded commitments, beginning	$103	$95	$79	$77	$79
Provision for unfunded commitments	12	8	13	2	(2)
Acquisitions	—	—	3	—	—

Reserve for unfunded commitments, ending	$115	$103	$95	$79	$77

Components of allowance for credit losses:
Allowance for loan and lease losses	$1,580	$1,205	$937	$827	$803
Reserve for unfunded commitments	115	103	95	79	77

Total allowance for credit losses	$1,695	$1,308	$1,032	$906	$880

Nonperforming Assets and Delinquent Loans
Nonaccrual loans and leases (a)	$1,988	$1,388	$893	$569	$406
Other assets, including other real estate owned	210	204	171	137	122

Total nonperforming assets	$2,198	$1,592	$1,064	$706	$528

Ninety days past due loans and leases (b)	$605	$539	$491	$360	$302

Ratios
Net losses charged off as a percent of average loans and leases	1.66%	1.37%	0.89%	0.60%	0.55%
Allowance for loan and lease losses as a percent of loans and leases	1.85%	1.49%	1.17%	1.08%	1.06%
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	2.56%	1.96%	1.32%	0.92%	0.70%

(a)	Includes $329 million of residential mortgage loans and $318 million of consumer debt restructurings as of June 30, 2008.

(b)	Includes $229 million of residential mortgage loans as of June 30, 2008.

For the three months ended June 30, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	350	400	104	—	47	(157)	744
Provision for loan and lease losses	(156)	(75)	(104)	(3)	(5)	(376)	(719)

Net interest income after provision for loan and lease losses	194	325	—	(3)	42	(533)	25
Total noninterest income	158	212	85	216	101	(50)	722
Total noninterest expense	(216)	(308)	(87)	(141)	(99)	(7)	(858)

Net income (loss) before taxes	136	229	(2)	72	44	(590)	(111)
Applicable income taxes (a)	(22)	(81)	1	(25)	(16)	52	(91)

Net income (loss)	114	148	(1)	47	28	(538)	(202)

For the three months ended March 31, 2008 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	358	384	117	1	45	(79)	826
Provision for loan and lease losses	(125)	(64)	(77)	(3)	(6)	(269)	(544)

Net interest income after provision for loan and lease losses	233	320	40	(2)	39	(348)	282
Total noninterest income	160	191	112	198	102	101	864
Total noninterest expense	(222)	(296)	(90)	(136)	(95)	124	(715)

Net income (loss) before taxes	171	215	62	60	46	(123)	431
Applicable income taxes (a)	(36)	(76)	(22)	(21)	(16)	26	(145)

Net income (loss)	135	139	40	39	30	(97)	286

For the three months ended December 31, 2007 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	335	383	105	(3)	40	(75)	785
Provision for loan and lease losses	(57)	(58)	(54)	(2)	(3)	(110)	(284)

Net interest income after provision for loan and lease losses	278	325	51	(5)	37	(185)	501
Total noninterest income	161	208	42	202	100	(204)	509
Total noninterest expense	(211)	(292)	(65)	(135)	(97)	(140)	(940)

Net income (loss) before taxes	228	241	28	62	40	(529)	70
Applicable income taxes (a)	(57)	(85)	(10)	(22)	(14)	134	(54)

Net income (loss)	171	156	18	40	26	(395)	16

For the three months ended September 30, 2007 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	330	374	97	(3)	39	(77)	760
Provision for loan and lease losses	(22)	(44)	(39)	(3)	(5)	(26)	(139)

Net interest income after provision for loan and lease losses	308	330	58	(6)	34	(103)	621
Total noninterest income	135	203	46	190	102	5	681
Total noninterest expense	(193)	(277)	(61)	(124)	(96)	(102)	(853)

Net income (loss) before taxes	250	256	43	60	40	(200)	449
Applicable income taxes (a)	(68)	(90)	(15)	(21)	(14)	84	(124)

Net income (loss)	182	166	28	39	26	(116)	325

For the three months ended June 30, 2007 ($ in millions)	Commercial Banking	Branch Banking	Consumer Lending	Processing Solutions	Investment Advisors	Other/ Eliminations	Total
Net interest income (a)	325	362	99	(1)	38	(78)	745
Provision for loan and lease losses	(31)	(38)	(27)	(3)	(2)	(20)	(121)

Net interest income after provision for loan and lease losses	294	324	72	(4)	36	(98)	624
Total noninterest income	132	195	57	182	104	(1)	669
Total noninterest expense	(194)	(278)	(64)	(117)	(103)	(9)	(765)

Net income (loss) before taxes	232	241	65	61	37	(108)	528
Applicable income taxes (a)	(56)	(85)	(23)	(22)	(13)	47	(152)

Net income (loss)	176	156	42	39	24	(61)	376

(a)	Includes taxable equivalent adjustments of $6 million for all periods presented.